Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

RENTECH, INC.,

as Seller,

and

REN HOLDING CORPORATION,

as Buyer,

Dated as of August 1, 2005

i

SECTION 8 MISCELLANEOUS		11
8.1.	Arbitration.	11
8.2.	Governing Law.	12
8.3.	Notices.	12
8.4.	Entire Agreement, Assignability, Etc.	13
8.5.	Counterparts.	13
8.6.	Representations as to Knowledge.	13
8.7.	Headings, Terms.	13
8.8.	Waivers.	13
8.9.	Severability.	13
8.10.	Remedies Cumulative.	13
8.11.	Expenses.	14
8.12.	Construction.	14
8.13.	Incorporation of Exhibits.	14

EXHIBITS

Exhibit A -	Release
Exhibit B -	Support Agreement
Exhibit C -	Balance Sheet of the Company and Accounts Receivable Listing as of June 30, 2005

ii

                    THIS STOCK PURCHASE AGREEMENT is made on August 1, 2005, between Rentech, Inc., a Colorado corporation (“Seller”), and REN Holding Corporation, an Oklahoma corporation (“Buyer”).

Recitals

                    Seller owns 56% of the issued and outstanding capital stock of REN Testing Corporation, d/b/a REN Corporation, a Colorado corporation (the “Company”).  The other 44% of the Company’s outstanding capital stock is owned by Buyer.  The principal shareholder and president of Buyer is the founder and president of the Company who is primarily responsible for its operations.  Seller has agreed to sell all of the stock of the Company owned by Seller to Buyer on the terms and conditions set forth in this Agreement.

Agreement

                    Accordingly, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and the Buyer agree as follows:

SECTION 1
DEFINITIONS

                    1.1.          Certain Defined Terms.  As used in this Agreement, the following terms have the indicated meanings:

                    “Adverse Consequences” means all actions, suits, proceedings, investigations, complaints, claims, demands, orders, decrees, rulings, injunctions, judgments, liabilities, liens, losses, damages, penalties, fines, settlements, costs, remediation costs, expenses and fees (including court costs and reasonable fees and expenses of counsel).

                    “Affiliate” means, as to any Person, another Person that controls, is controlled by or is under common control with such Person.  For that purpose, “control” means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

                    “Balance Sheet” has the meaning given in Section 3.5.

                    “Buyer” has the meaning given in the Preamble.

                    “Claim” has the meaning given in Section 7.6.

                    “Closing” has the meaning given in Section 2.7.

                    “Closing Date” has the meaning given in Section 2.7.

                    “Common Stock” has the meaning given in Section 2.1.

                    “Company” has the meaning given in the Recitals.

                    “Earn-Out Account” has the meaning given in Section 2.2.

                    “Earn-Out Payments” has the meaning given in Section 2.2.

                    “Encumbrance” means any interest in an asset securing performance of an obligation, any adverse claim of title to or the right to possession or use of an asset and any option or other right to acquire title to or the right to possession or use of an asset.

                    “GAAP” has the meaning given in Section 3.5.

                    “Indemnifying Party” has the meaning given in Section 7.6.

                    “Indemnitee” has the meaning given in Section 7.6.

                    “Person” means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or any other entity.

                    “Premier Bank Loan” has the meaning given in Section 2.3.

                    “Qualified Cash Receipts” means all cash receipts of the Company representing payments for goods or services provided or to be provided by the Company, including deposits and other advance payments, whether or not the Company has recognized the related revenues for financial reporting purposes and whether or not the goods or services have been provided at the time of receipt, excluding payments received on account of accounts receivable in existence on June 30, 2005, as reflected on the Balance Sheet.  Qualified Cash Receipts expressly do not include the proceeds of any loans to or equity investment in the Company.

                    “Release” has the meaning given in Section 2.5.

                    “Seller” has the meaning given in the Preamble.

                    “Seller Corporate Function” has the meaning given in Section 7.2.

                    “Shares” has the meaning give in Section 2.1.

                    “Support Agreement” has the meaning given in Section 2.6.

                    “Third Party” means a Person other than Seller or an Affiliate of the Company or Seller.

                    “Transaction Agreements” means this Agreement and all other instruments and agreements executed and delivered pursuant to this Agreement.

SECTION 2
PURCHASE AND SALE OF SHARES

                    2.1.          Basic Agreement.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing, 7,127 shares of the issued and outstanding common stock, $0.01 par value (“Common Stock”), of the Company (the “Shares”).

                    2.2.          Earn-Out Payments.   In consideration of the transfer of the Shares to Buyer at the Closing, Buyer hereby agrees to make payments to Seller based on the Qualified Cash Receipts of the Company (“Earn-Out Payments”) as provided in this Section 2.2.  The Earn-Out Payments for each calendar year shall equal 5% of the first $2,500,000 of the Company’s Qualified Cash Receipts for the year and 10% of all Qualified Cash Receipts of the Company in excess of $2,500,000 for the year, provided that the aggregate total of all Earn-Out Payments for all years shall not exceed $1,175,000.  After a total of $1,175,000 in Earn-Out Payments (plus any accrued interest as provided below) has been paid, Buyer shall have no further liability to Seller under this Section 2.2.  Buyer shall establish a separate checking account for the deposit of amounts necessary to make Earn-Out Payments (the “Earn-Out Account”) and shall not deposit any other funds in the Earn-Out Account (other than funds necessary to meet bank minimum deposit requirements).  On each business day, Buyer shall cause the Company to deposit in the Earn-Out Account the amount of the Earn-Out Payment due in respect of Qualified Cash Receipts received on the preceding business day.  Each such deposit shall be deemed a distribution by the Company to Buyer and Buyer shall cause the Company to properly authorize such distributions.  Within five business days after the end of each calendar month, Buyer shall wire transfer to Seller the amount of the Earn-Out Payment due in respect of Qualified Cash Receipts received in that month, without offset or reduction for any amounts claimed by Buyer or the Company.  Within 15 days after the end of each calendar month, Buyer shall provide Seller with a statement of Qualified Cash Receipts for that month, indicating the Qualified Cash Receipts received from each customer and the contract or transaction to which each payment of Qualified Cash Receipts relates.  Within 30 days after the end of each calendar quarter, Buyer shall provide Seller with a Balance Sheet of the Company as of the end of the quarter and a schedule of pending contracts under which the Company is or will become entitled to receive Qualified Cash Receipts and a reconciliation of the Qualified Cash Receipts in respect of which Earn-Out Payments have been made with the payment schedule under those contracts.  Seller shall have the right to examine and audit the books and records of the Company to verify the financial statements provided by Buyer hereunder and the amount of Qualified Cash Receipts and Earn-Out Payments due.  Such examination and audit shall be at Seller’s expense, except that, if Seller discovers a discrepancy that would result in an increase of 10% or more in the amount of any monthly Earn-Out Payment, Buyer shall reimburse Seller for the reasonable out-of-pocket costs incurred by Seller in connection therewith.  Any Earn-Out Payment not made when due shall bear interest from the due date until paid, compounded monthly, at a rate equal to the higher of (i) the highest rate then being paid by the Company for borrowed money under any note, loan agreement or other arrangement plus 5% per annum or (ii) the highest rate then being paid by Seller for borrowed money under any note, loan agreement or other arrangement, not to exceed, in either case, the highest rate permitted by applicable law.  In the event that the Company is required to repay to a customer all or any portion of a Qualified Cash Receipt in respect of which an Earn-Out Payment has previously been made to Seller, Seller will return the portion of the Earn-Out Payment previously received that relates to the amount repaid, upon the written request of Buyer and subject to the receipt of reasonably satisfactory documentation of such repayment, and the amount so returned shall be deemed never to have been paid under this Section 2.2.

                    2.3.          Release of Premier Bank Loan.  On or before the Closing Date, Seller shall assume or otherwise cause the Company and its assets to be released from any further liability and Encumbrance in respect of the loan from Premier Bank to the Company pursuant to the Promissory Note dated February 25, 2002 (Loan No. 968317570), made by the Company, in the principal amount of approximately $500,000 (the “Premier Bank Loan”).

                    2.4.          Settlement of Inter-Company Accounts.  All inter-company payables owing to Seller from the Company or to the Company from Seller (after crediting the payment described in Section 3.5) shall be cancelled on the Closing Date.

                    2.5.          Mutual Release.  At the Closing, Seller, Buyer and each of the shareholders of Buyer shall execute a Mutual Release in the form attached as Exhibit A (the “Release”).

                    2.6.          Support Agreement.  At the Closing, Buyer shall cause Gary Roberts to execute and deliver to Seller an agreement to support the Company after the Closing in the form attached as Exhibit B (the “Support Agreement”).

                    2.7.          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) is being held at the offices of Sherman & Howard L.L.C., 633 Seventeenth Street, Suite 3000, Denver, Colorado 80202 contemporaneously with the execution of this Agreement, and shall be effective as of 12:00 a.m. local time in Denver, Colorado on the date of this Agreement (such effective time being the “Closing Date”).

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SELLER

                    Seller represents and warrants to Buyer as follows:

                    3.1.          Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.  Seller has the requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder.

                    3.2.          Authorization, Execution and Validity.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

                    3.3.          No Violation or Approval  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute or result in (i) a violation of any law or regulation applicable to Seller or any order, judgment or decree of any court or governmental agency or body having jurisdiction over Seller, or (ii) a breach of or default under or the acceleration of any obligation or creation of any Encumbrance under (whether immediately, upon the passage of time or after the giving of notice) any agreement, instrument, lease, contract, mortgage, deed or license to which Seller is a party or by which Seller or any of its assets are bound or affected or (iii) a violation of or a conflict with the charter or bylaws of Seller.  No notice to or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other Person is required to be obtained or made by Seller in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

                    3.4.          Title  The Company is the record and beneficial owner of the Shares, free and clear of Encumbrances.

                    3.5.          Balance Sheet  Attached to this Agreement as Exhibit C is the unaudited balance sheet of the Company as of June 30, 2005 (the “Balance Sheet”).  To the best of Seller’s knowledge, and assuming the accuracy of the information provided by current management of the Company to Seller, the Balance Sheet presents fairly the financial position of the Company as of the date thereof and has been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), subject to normal year-end accruals and adjustments and except that it does not include the notes to the financial statements required by GAAP.  Exhibit C also includes a listing of the accounts receivable of the Company as of June 30, 2005.  Buyer acknowledges that, subsequent to June 30, 2005, Seller caused the Company to pay $41,538 to Seller for application against inter-company receivables outstanding as of June 30, 2005.  Other than that payment, since June 30, 2005, Seller has not caused the Company to pay any portion of the inter-company receivables owed to Seller (other than payments in the ordinary course of business for the ongoing costs of insurance, employee benefit plans and other programs administered by Seller for the Company).

SECTION 4
REPRESENTATIONS AND WARRANTIES OF BUYER

                    Buyer represents and warrants to Seller as follows:

                    4.1.          Organization and Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Buyer has the requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform it obligations thereunder.

                    4.2.          Authorization, Execution and Validity of Agreements.  This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer.  This Agreement and each of the other Transaction Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

                    4.3.          No Violation or Approval.  The execution, delivery and performance by Buyer of each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby do not and will not result in (i) a violation of any law or regulation applicable to Buyer or the Company or any order, judgment or decree of any court or governmental agency or body having jurisdiction over Buyer or the Company or their respective properties or assets, (ii) a breach or a default under or the acceleration of any obligation or creation of any Encumbrance under (whether immediately, upon the passage of time or after giving notice) any material agreement, instrument, lease, contract, mortgage, deed or license to which Buyer or the Company is a party or by which they or any of their respective properties or assets is bound or affected, or (iii) a violation of or a conflict with the charter or bylaws of Buyer or the Company.  No notice to or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other Person is required to be obtained or made by Buyer or the Company in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

                    4.4.          Balance Sheet.  To the best of Buyer’s knowledge, the Balance Sheet presents fairly the financial position of the Company as of the date thereof and has been prepared in accordance with GAAP, subject to normal year-end accruals and adjustments and except that it does not include the notes required by GAAP, and the listing of Accounts Receivable as of June 30, 2005 included in Exhibit C is accurate and complete.

                    4.5.          Securities Law Matters.  Buyer is acquiring the Shares for its own account and with no view to the distribution thereof.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and cannot be offered or sold by Buyer unless subsequently so registered or unless exemptions from the registration requirements of that Act and all applicable state securities laws are available for the transaction.  Because the principal shareholder of Buyer is the founder and president of the Company primarily responsible for its operations, Buyer has had access to all material information concerning the Company.

SECTION 5
CLOSING DELIVERIES

                    5.1.          By Buyer.  At the Closing, Buyer shall make the following deliveries:

                                    5.1.1.          Release.  Buyer shall execute and deliver and cause each of its shareholders to execute and deliver a Release.

                                    5.1.2.          Support Agreement.  Buyer shall deliver the Support Agreement, duly executed by Gary Roberts.

                    5.2.          By Seller.  At the Closing, Seller shall make the following deliveries:

                                    5.2.1.          Stock Certificates.  Seller shall deliver to Buyer certificates representing the Shares, duly endorsed for transfer to Buyer, and bearing no legend or restriction other than standard legends reflecting restrictions on transfer under applicable securities laws.

                                    5.2.2.          Resignation of Directors and Officers of the Company.  Seller shall deliver the written resignations of Ronald C. Butz, Geoffrey Flagg and Claude C. Corkadel III as officers and directors of the Company effective as of the Closing Date.

                                    5.2.3.          Premier Bank Loan.  Seller shall deliver written assurances reasonably satisfactory to Buyer that the Company and its assets have been released from all liability and Encumbrances in respect of the Premier Bank Loan.

                                    5.2.4.          Release.  Seller shall execute and deliver the Release.

SECTION 6
POST-CLOSING COVENANTS

                    6.1.          Confidential Information.  After the Closing, Seller will treat and hold as confidential, will not disclose to any Person other than an authorized representative of the Company or Buyer, and will not use for any purpose other than the performance of its obligations or the enforcement of its rights hereunder, any information concerning the Company, the Business Assets or the operations or affairs of the Company.  This covenant shall not apply to any information that becomes publicly available other than by or through Seller or to any information that Seller is required by law to disclose including, without limitation, information that Seller is advised by counsel should be included in reports filed with the Securities and Exchange Commission.

                    6.2.          Further Assurances.  Each of the parties, before, at and after the Closing Date, upon the reasonable request from time to time of the other party and without further consideration (other than the reimbursement of reasonable out-of-pocket expenses), shall execute and deliver such documents and take such other actions as may be necessary or reasonably desirable to consummate the transactions contemplated hereby.

                    6.3.          Announcements.  Following the Closing, neither party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed; provided that either party may, after attempting to obtain the consent of the other party as far in advance as is reasonable in the circumstances, make any public disclosure that it is advised by counsel is necessary or prudent under applicable securities laws.

                    6.4.          Limitations Until Payment of Earn-Out.  Until $1,175,000 in Earn-Out Payments have been made to Seller under Section 2.2:

                                    6.4.1.          Ownership of Company.  Buyer shall remain the owner of 100% of the issued and outstanding equity securities of the Company.

                                    6.4.2.          Business of Buyer.  Buyer shall function solely as a holding company for the Company and shall not have any other assets or operations and shall not have any employees.

                                    6.4.3.          Affiliate Transactions.  Buyer shall not permit the Company to enter into any material transaction with or for the benefit of any Affiliate of Buyer or of the Company.

                                    6.4.4.          Business of Company.  Buyer will not permit the Company to change the nature of its business or enter into any new line of business, directly or indirectly through any other Person or arrangement.  Buyer will not own or control or permit the Company to own or control any interest of any kind in a business which is the same as, similar to or competitive with the business of the Company, other than its interest in the Company.  Buyer will not permit the Company to form or acquire an interest in any subsidiary or other Person, make any loan (other than reasonable advances to employees for business expenses) or guaranty or otherwise become liable for any debt or obligation of any other Person (other than as a result of the endorsement of checks in the ordinary course of business).

                                    6.4.5.          Corporate Changes.  Buyer will not and will not permit the Company to merge or consolidate with any other Person, acquire the business of any other Person, sell assets outside of the ordinary course of business, enter into any material transaction outside the ordinary course of business, dissolve, liquidate or discontinue its business or operations; provided that this provision shall not prohibit Buyer from causing the Company to acquire or merge or consolidate with a Person in the same or a similar business as the Company, but following any such transaction, Qualified Cash Receipts will be determined on a consolidated basis, including the Company and the acquired Person or the Person surviving or resulting from the merger or consolidation.

                                    6.4.6.          Distributions by Company to Buyer.  Buyer shall cause the Company to make all distributions to Buyer necessary to fund the Earn-Out Payments.

                    6.5.          Acceleration of Earn-Out Upon Breach.  In the event that:

                                    (a)          Buyer fails to make any Earn-Out Payment when due and such failure continues for 30 days after written notice of non-payment from Seller;

                                    (b)          Buyer breaches any covenant in Section 6.4; or

                                    (c)          Any proceeding under any bankruptcy or insolvency law is commenced by or against Buyer, Buyer makes an assignment for the benefit of creditors or Buyer seeks relief under any other law for the protection of debtors;

then, in Seller’s discretion in the case of (a) or (b) above, and automatically in the case of (c) above, the obligation of Buyer to make the full $1,175,000 in Earn-Out Payments shall be accelerated, without regard to the amount of Qualified Cash Receipts then or theretofore received by Buyer, and the full amount thereof, less any Earn-Out Payment previously made, shall be immediately due and payable.  If Seller elects to accelerate following an event described in (a) or (b) above, it shall give written notice of such election to Seller.

                    6.6.          Stock Certificates.  On October 30, 2001, REN Corporation, an Oklahoma corporation, merged with and into the Company, which survived the merger.  Prior to the merger, the shares of REN Corporation were owned as follows:

Seller	7,127	shares
Gary A. Roberts	4,100	shares
Nancy L. Roberts	1,000	shares
Marion K. Roberts	500	shares

Those shares were converted into shares of Common Stock on a one-for-one basis in the merger, which represented all of the outstanding Common Stock after the merger.  Gary A. Roberts, Nancy L. Roberts and Marion K. Roberts have contributed their shares of Common Stock to Buyer.  None of the shareholders of the Company are able to locate the certificates representing their shares of Common Stock and have concluded that certificates were not issued at the time of the merger.  The Company has issued a certificate to Seller representing the Shares for purposes of delivery at the Closing.  Buyer shall be responsible for causing the Company to issue certificates for all other shares after the Closing.  Seller will indemnify the Company and Buyer against any valid claim by any Third Party who has the rights of a transferee for value from Seller of all or any portion of the Shares.  If Seller discovers a certificate representing the Shares (other than the certificate delivered at Closing) it shall promptly surrender such certificate to the Company.

SECTION 7
INDEMNIFICATION

                    7.1.          Buyer’s Indemnification.  Subject to the limitations set forth in this Section 7, Buyer hereby agrees to indemnify and hold harmless Seller from, against and in respect of any and all Adverse Consequences arising from:

                                    (a)          any breach of any representation or warranty made by Buyer in this Agreement or any other Transaction Agreement;

                                    (b)          any breach or default in performance by Buyer of any covenant or other agreement in this Agreement or any other Transaction Agreement; and

                                    (c)          any liability or obligation of the Company of any kind or nature, except for (i) liabilities that constitute a breach of the representations and warranties of Seller hereunder and (ii) liabilities and obligations of the Company resulting from the failure of Seller to perform any Seller Corporation Function prior to the Closing Date accurately in all material respects.

                    7.2.          Seller’s Indemnification.  Subject to the limitations set forth in this Section 7, Seller hereby agrees to indemnify and hold harmless Buyer from, against and in respect of any and all Adverse Consequences arising from:

                                    (a)          any breach of any representation or warranty made by Seller in this Agreement;

                                    (b)          any breach or default in performance by Seller of any covenant or other agreement in this Agreement; and

                                    (c)          any liability or obligation of the Company resulting from the failure of Seller to perform any Seller Corporate Function prior to the Closing Date accurately in all material respects.

As used in Section 7.1 and this Section 7.2, “Seller Corporate Function” shall mean and be limited to (i) the preparation of the Company’s financial statements in accordance with GAAP, based on the information provided by current management of the Company to Seller, (ii) the preparation of the Company’s federal and state income tax returns, based on the information provided by current management of the Company to Seller and (iii) the administration of the employee benefit plans maintained by Seller in which employees of the Company have participated prior to the Closing, based on the information provided by current management of the Company and by such employees to Seller.

                    7.3.          Survival; Time Limits for Indemnification.  The representations and warranties of Seller made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing Date for a period of one year from the Closing Date.  The representations and warranties of Buyer made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement, will survive the Closing Date indefinitely.  The covenants of Seller and Buyer made in this Agreement will survive the Closing Date indefinitely.  Seller will not have any obligation to indemnify any Person pursuant to this Agreement with respect to any breach of a representation or warranty of Seller unless a notice of such breach is given to Seller by such Person prior to the first anniversary of the Closing Date.  Nothing in this Section 7.3 is intended to waive or extend any statute of limitations or repose that is otherwise applicable to a claim under this Agreement.

                    7.4.          Limitations on Seller’s Obligations.

                                    7.4.1.          Basket.  Seller shall not have any obligation to indemnify Buyer under Section 7.2 until the aggregate Adverse Consequences suffered by Buyer for which indemnification would otherwise be due under Section 7.2 exceed $10,000, and then only to the extent of such excess.

                                    7.4.2.          Cap.  Seller shall not be obligated to indemnify Buyer under Section 7.2 in an aggregate amount that exceeds $500,000 (including costs of defense under Section 7.6).

                                    7.4.3.          Buyer’s Recourse.  Notwithstanding any other provision of this Agreement, Buyer’s only recourse for any obligation of Seller under Section 7.2 (including costs of defense under Section 7.6) shall be to offset the amount of the Adverse Consequences for which Seller is required to indemnify Buyer against the maximum amount of the Earn-Out Payments, whether or not the Earn-Out Payments then or thereafter due equal such Adverse Consequences, and Seller shall not have any other liability in respect of any such obligation.  For example, if Buyer suffers Adverse Consequences of $20,000 as a result of a breach of Seller’s representations and warranties, with the result that Seller becomes obligated to indemnify Buyer for $10,000 (after giving effect to the basket under Section 7.4.1), the maximum amount of Earn-Out Payments that could thereafter become due would be reduced to $1,165,000.  If Buyer believes that it is entitled to effect such a set off, it shall give written notice thereof to Seller.  If Seller and Buyer are unable to agree upon Buyer’s right to effect a set off or the amount thereof, either party may submit the matter to arbitration pursuant to Section 8.1.  Pending such agreement or the results of arbitration, Buyer shall continue to make Earn-Out Payments as they become due.  If, as a result of any reduction in the maximum amount of Earn-Out Payments under this Section 7.4.3, the Earn-Out Payments actually made exceed the reduced maximum, Seller shall refund an amount of such Earn-Out Payments equal to such excess.

                    7.5.          Exclusivity.  From and after the Closing Date, the right to indemnification pursuant to (and subject to the limitations provided in) this Section 7 shall be the exclusive remedy of the parties for any breach of a representation, warranty or covenant in this Agreement.

                    7.6.          Defense of Claims.  The procedures to be followed with respect to the defense and settlement of any claim by a Third Party against which Seller or Buyer (in such capacity, the “Indemnitee”) is entitled to be indemnified in whole or in part by the other (in such capacity, the “Indemnifying Party”) under this Section 7 (a “Claim”) shall be as follows:

                                    (a)          Unless the Claim is also asserted against the Indemnifying Party and there is a material conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of the Claim, the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by it.  The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation following such assumption shall be at the expense of the Indemnitee.  Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that, except for the settlement of a Claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, that the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include an unconditional release of the Indemnitee from all liability in respect of such Claim.

                                    (b)          With respect to a Claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section 7.6(a) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such Claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense.  The Indemnifying Party shall be entitled to participate in the defense of such Claim at its own expense.  The Indemnitee shall not settle or compromise any Claim that it is defending without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

                                    (c)          The Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

SECTION 8
MISCELLANEOUS

                    8.1.          Arbitration.   Any dispute arising under this Agreement shall be submitted to binding arbitration in Denver, Colorado.  The arbitration shall be conducted before the Judicial Arbiter Group.  If the Judicial Arbiter Group is unavailable to conduct the arbitration, then it shall be before the American Arbitration Association or another arbitral body selected by the parties.  Judgment on an award of the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall have the authority to grant equitable relief.  The prevailing party in any arbitration shall be entitled to recover, in addition to any other relief awarded by the arbitrator, its reasonable costs and expenses, including attorneys’ fees, of preparing for and participating in the arbitration.  If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis he or she deems appropriate.

                    8.2.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

                    8.3.          Notices.  All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and may be given by any means selected by the sender.  Any such notice or other communication shall be effective (i) if sent by telecopy to the recipient’s fax number given below, when such telecopy is transmitted and the sender’s telecopier confirms transmission, (ii) if sent by reputable overnight courier to the recipient’s address given below, one business day after being delivered to such courier or (iii) if sent by any other means, when actually received.

To Seller:

Rentech, Inc.
1331 17th Street, Suite 720
Denver, Colorado 80202
Attention: Mr. Claude Corkadel
Fax No.:(303) 298-8010

With a copy to:

Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
Attention: Andrew L. Blair, Jr.
Fax No.: (303) 298-0940

To Buyer:

REN Holding Corporation
5900 S. Perkins Road
Stillwater, Oklahoma 74074
Attention: Gary Roberts
Fax No.:(405) 533-2715

With a copy to:

Charles L. McBride
301 S. Duck Street
Stillwater, Oklahoma 74074-3249
Fax No.: (405) 624-8385

Any party may change its address or telecopier number to be used for purposes of this Section 8.3 by notice to the other parties.

                    8.4.          Entire Agreement, Assignability, Etc.  This Agreement (including the Exhibits attached hereto) (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, including the letter of intent dated January 31, 2005 between Buyer and Seller and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  Neither party may assign its rights or delegate its duties hereunder without the written consent of the other party.

                    8.5.          Counterparts.  This Agreement may be executed in any number of counterparts, no one of which need be signed by all parties, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Agreement may be executed or delivered by facsimile.

                    8.6.          Representations as to Knowledge.  The representations and warranties in this Agreement which are made to the “knowledge” of a party (or words of similar import) shall be deemed to mean the actual subjective knowledge (a) in the case of Seller, of Claude Corkadel, Ronald Butz and Geoffrey S. Flagg and (b) in the case of Buyer, of Gary Roberts, Ryan Ashley and Carol Donahue, in each case, without any duty of independent inquiry.

                    8.7.          Headings, Terms.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  Defined terms are applicable to both singular and plural forms.  All pronouns will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word include (and any variation) means including without limitation.  The word day means a calendar day.  All references to Sections are to sections of this Agreement unless indicated otherwise.

                    8.8.          Waivers.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

                    8.9.          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                    8.10.         Remedies Cumulative.  Subject to Section 8.1, all remedies of Seller or Buyer under this Agreement or any other Transaction Agreement are cumulative with each other and with any other remedies available at law, in equity or by contract.  Any decision to pursue one remedy shall not prevent a party from pursuing any other remedy at the same or any subsequent time.

                    8.11.         Expenses.  Each party will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses) incurred by it in connection with this Agreement or the transactions contemplated hereby.

                    8.12.         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                    8.13.         Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

                    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SELLER:

RENTECH, INC.

By:	/s/ CLAUDE C. CORKADEL III

Name:	Claude C. Corkadel III
Title:	Vice President

BUYER:

REN HOLDING CORPORATION

By:	/s/ GARY A. ROBERTS

Name:	Gary A. Roberts
Title:	President

EXHIBIT A

MUTUAL GENERAL RELEASE

                    In accordance with Section 2.5 of that certain Stock Purchase Agreement dated August 1, 2005 (the “Purchase Agreement”) by and between Rentech, Inc., a Colorado corporation (“Seller”) and REN Holding Corporation, an Oklahoma corporation (“Buyer”), and in consideration of the mutual promises set forth herein and therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Nancy L. Roberts/Gary A. Roberts/Marion K. Roberts, a shareholder of Buyer, on the one hand, and Seller, on the other hand, each on behalf of itself and its respective Representatives, hereby irrevocably and fully release and forever discharge the other and its Representatives from any Claims, as those terms are defined below.

                    “Claims” means any and all of the following:

                    (a)          rights, claims (including claims of any predecessor in interest), demands and complaints;

                    (b)          debts, costs, liabilities, accounts, reckonings, compensation, charges, demands, agreements, contracts, covenants and representations;

                    (c)          warranties, promises, undertakings, breaches of contract, breaches of duty, torts, controversies, losses, injuries, obligations, liens and expenses (including but not limited to attorneys’ fees and costs); and

                    (d)          suits, judgments, damages, actions and causes of action of every kind and nature whatsoever;

whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, which a party hereto and its Representatives, or any of them, may now or hereafter have, or could have, individually or collectively, against the other party hereto and its Representatives, or any of them, based upon, arising out of, relating to or in connection with, any and all events, relationships, prior dealings, acts or omissions, agreements or any other thing which may have heretofore occurred or failed to have occurred from the beginning of time through the date hereof; provided, however, that Claims shall specifically exclude any of the foregoing related to either party’s obligations under the Purchase Agreement or under any other agreements or documents executed in conjunction with the transactions contemplated by the Purchase Agreement.

                    “Representatives” of a party hereunder means, as applicable, the spouse, officers, directors, partners, stockholders, members, managers, employees, agents, representatives, attorneys, accountants, insurers, adjusters, trustees, affiliates, predecessors, successors, subsidiaries, parent corporations, heirs, executors, beneficiaries, administrators, assigns, and any and all persons or entities claiming any rights whatsoever from or through such party.

                    It is the intention of the parties that this instrument shall be effective as a full and final release of all Claims.  The parties hereby acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the Claims released and the subject matter of this Mutual General Release, but that they intend hereby fully, finally and forever to settle and release all Claims, known or unknown, suspected or unsuspected, foreseen or unforeseen, patent or latent, which now exist, may exist or heretofore existed between a party and its Representatives, or any of them, on the one hand, and the other party and its Representatives, or any of them, on the other hand.  In furtherance of such intention, the release given herein shall be and remain in effect as a full and complete release, freely and voluntarily given, notwithstanding the discovery or existence of any additional or different facts.  Each party to this Mutual General Release has had the opportunity to consult with attorneys and other advisors of his or its choosing, and to conduct whatever investigation or inquiry he or it deems appropriate.  Each party to this Mutual General Release acknowledges that no representation, promise or inducement not contained in this Mutual General Release or in the documents referred to in it was made to him or it.  Each party to this Mutual General Release further agrees that it has not and will forever refrain and forebear from commencing and instituting and prosecuting any lawsuit, action or other proceeding against the other and its Representatives based on, arising out of, relating to or in connection with any Claims released hereunder.  If any court of law, federal, state or other administrative agency, or any other forum, assumes jurisdiction of any charge, claim, suit or action based on any Claim released hereby on behalf of a party to this Mutual General Release, or any of his or its Representatives, against the other or its Representatives, such party will direct that agency, court or forum to withdraw or dismiss the matter with prejudice.

                    By executing this Mutual General Release, the parties hereto, for themselves and their respective successors, represent and warrant that (a) they have the right and authority to enter into and to accept the terms and covenants of this Mutual General Release, and that no third party has or claims an interest in any of the Claims released hereby, and (b) they have not sold, assigned, transferred, conveyed, encumbered or otherwise disposed of any Claim or any recovery, settlement or portion thereof to which they may be entitled.  This Mutual General Release shall be a complete defense to any Claim.  This Mutual General Release shall not be deemed or construed as an admission of any fact, liability or responsibility by the parties hereto or any of their Representatives at any time for any purpose.

                    This Mutual General Release shall be governed by and construed in accordance with the laws of the state of Colorado.

Date:  August 1, 2005.

/s/ NANCY L. ROBERTS

/s/ GARY A. ROBERTS	RENTECH, INC.

/s/ MARION K. ROBERTS

	By:	/s/ CLAUDE C. CORKADEL III

	Name:	Claude C. Corkadel III
	Title:	Vice President - Strategic Programs

2

EXHIBIT B

SUPPORT AGREEMENT

                    THIS SUPPORT AGREEMENT (this “Agreement”) is made as of August 1, 2005, by Gary Roberts, a resident of the State of Oklahoma (“Shareholder”), for the benefit of Rentech, Inc., a Colorado corporation (“Seller”).

Recitals

                    A.          Seller and REN Holding Corporation, an Oklahoma corporation (“Buyer”), are party to a Stock Purchase Agreement dated of even date herewith (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer certain shares of the common stock of REN Testing Corporation, d/b/a REN Corporation, a Colorado corporation (the “Company”).  As consideration for those shares, Buyer has agreed to make certain payments to Seller based on the revenues of the Company (“Earn-Out Payments”) as more fully set forth in the Purchase Agreement.

                    B.          Shareholder is a shareholder of Buyer and is an officer and employee of the Company.

                    C.          In order to induce Seller to accept Buyer’s obligation to make the Earn-Out Payments as consideration for the sale of the Company common stock pursuant to the Purchase Agreement, Shareholder has agreed to support the Company and protect its intellectual property and other rights as provided in this Agreement.

Agreement

                    Accordingly, in consideration of the premises, in order to fulfill the obligations of Buyer under the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder agrees with and for the benefit of Seller as follows:

     1.            Definitions.  As used in this Agreement, the following terms have the indicated meanings:

                    (a)          “Affiliate” shall mean, with respect to a specified Person, any other Person that controls, is controlled by, or is under common control with the specified Person.

                    (b)          “Business” shall mean the business of designing, manufacturing or maintaining industrial systems for quality assurance hydraulic test equipment relating to the fluid power industry.

                    (c)          “Company Information” shall mean all information and any other subject matter relating in any manner to the Company that is not in the public domain, including without limitation business information, marketing information, and protein and antibody technology.

                    (d)          “Competing Business” shall mean any business in competition with any aspects of the current or anticipated Business of the Company and any research and dev elopement activities relating to such Business.

                    (e)          “Copyright Materials” shall mean all original works of authorship fixed in any tangible medium of expression, whether in existence as of the date hereof or hereafter developed, from which the work can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, and which relates or is otherwise applicable to Technology, as well as any other subject matter for which copyright protection or its equivalent exists that relates or is otherwise applicable to Technology.  “Works of authorship” include, without limitation, the following categories: literary works; musical works, including any accompanying words; dramatic works, including accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; architectural works; computer software/programs in source and/or object code; and mask works.

                    (f)          “Technology” shall mean all information, including without limitation, concepts; reductions to practice; inventions; formulations/compositions, antibodies, proteins, phospho relation sites, arrays and biochips; manufacturing/processing techniques; designs; production, application, and use specifications; technical information; business, financial, marketing, and sales information, including without limitation customer lists, price structures, supply sources, and business contacts; improvements; modifications; developments. Technology shall include, but is not limited to, know-how; trade secrets; proprietary information; confidential information; information contained within a patent application; information contained within a patent; and any other type of intellectual property right.

                    (g)          “Person” shall mean any individual, corporation, trust, partnership, limited liability company, unincorporated organization, association or other entity.

                    (h)          “Patent Rights” shall mean all issued patents and pending patent applications owned and/or controlled by the Company.

     2.            Support of Company.  During the term of this Agreement, Shareholder shall use his best efforts to cause the Company to achieve revenues sufficient to make the Earn-Out Payments.  Nothing in this Agreement is intended to obligate Shareholder to continue as an employee of the Company for any specified period of time and Shareholder shall be free to terminate his employment with the Company and pursue other employment or business activities, as long as said employment or activities do not violate Section 4.

     3.            Term.  This Agreement shall remain in effect until the first to occur of (a) the date that Buyer has made the full $1,175,000 in Earn-Out Payments (reduced, if applicable, as provided in Section 2.2 of the Purchase Agreement, plus any interest accrued thereon as provided in the Purchase Agreement) to Seller, (b) the filing by the Company of a petition under Chapter 7 of the U.S. Bankruptcy Code or the conversion of any proceeding filed under any other Chapter to a Chapter 7 proceeding, (c) the permanent disability of Shareholder (defined as any physical or mental condition that prevents Shareholder from working for a period of 180 consecutive days) or (d) the dissolution and complete liquidation of the Company (other than as a result of a merger with another entity).

     4.            Protective Covenants.

                    (a)          Use/Disclosure Restrictions.

                                    (i)          Shareholder shall: (A) use Company Information for the sole benefit of the Company; (B) maintain as confidential all Company Information and not disclose Company Information to any third party except as necessary in the ordinary course of business to customers and others with whom the Company has business dealings, and to other Persons who have signed a confidentiality agreement in the form adopted by the Company; and (C) return all materials containing Company Information or, in the case of Company Information stored in electronic format, destroy or disable all copies of Company Information, upon any termination of his employment with the Company.

                                    (ii)         The obligations of Shareholder under clause (i) of this subsection (a) with respect to Company Information shall not extend to any portion of Company Information that is within the public domain as of the date of this Agreement or that enters the public domain after the date of this Agreement by no act or omission by Shareholder that would be a breach of this Agreement or any obligation to the Company.  In addition, Shareholder shall not be in violation of clause (i) of this subsection (a) as a result of any disclosure of Company Information if and to the extent that such disclosure is required by law.

                                    (iii)        The obligations of Shareholder under clause (i) of this subsection (a) further shall not limit the right of Shareholder to use information rightfully received from a third party, to the extent rightfully permitted by such third party.

                                    (iv)        No portion of Company Information shall be deemed to be within the exception of clause (ii) or (iii) of this subsection (a) solely on the basis that more general information of a corresponding nature is within such exception, or on the basis that elements of such portion of Company Information are independently within such exception, or on the basis that individual elements of any combination of such portion of Company Information are independently within such exception in a form that is not substantially similar to the desired combination.

                                    (v)          The obligations of Shareholder under clause (i) of this subsection (a) with regard to any specific portion of Company Information shall be effective until an exception identified in clause (ii) or (iii) of this subsection (a) applies to such portion of Company Information in question.

                    (b)          Disclosure of Technology.  Shareholder shall disclose to the Company all Technology relating to the Business of the Company conceived, made, generated, reduced to practice, or otherwise developed by Shareholder, alone or jointly with others.  Shareholder shall provide the Company with copies of all written materials prepared by Shareholder relating to the Business of the Company, including, without limitation, all notebooks maintained relating to inventions or patents, business contacts and engineering.  All disclosures required by this subsection (b) shall be made within a reasonable time after the conception, making, generation, reduction to practice, or development of the subject Technology.

                    (c)          Assignment.  Shareholder assigns to the Company all of Shareholder’s right, title and interest in and relating to the subject matter required to be disclosed under subsection (b) above, including without limitation all of Shareholder’s ownership of intellectual property within such matter.  Shareholder acknowledges that the assignment under this subsection (c) occurs automatically and immediately upon the conception, making, generation, reduction to practice, or development of the relevant subject matter, and therefore that no further action is required for the Company to acquire title to such subject matter.  However, Shareholder remains obligated to take all actions pursuant to subsection (d) below.  In addition, any Copyright Materials that relate to or incorporate the subject matter required to be disclosed under subsection (b) shall be considered to be works made for hire.  Shareholder acknowledges that this assignment includes an assignment of any claim, action, and/or cause of action of any character, nature, or kind, known or unknown, suspected or unsuspected, relating to assigned subject matter, including without limitation any claim, action, or cause of action that Shareholder may have against any entity or individual relating to such assigned subject matter.

                    (d)          Documentation/Assistance. Shareholder shall assist the Company in the preparation of, execute, and deliver to the Company any and all documents and shall take any and all actions deemed reasonably necessary by the Company for the Company to evidence, obtain, maintain, and enforce the Company’s entire right, title and interest in and relating to assigned subject matter, either prior to or subsequent to the date of this Agreement.  All actions undertaken by Shareholder under this subsection (d) at the request of the Company shall be at the sole expense of the Company.

                    (e)          Challenges.  Shareholder shall not challenge or otherwise contest the validity and/or enforceability of any Patent Rights obtained by the Company on subject matter required to be assigned by Shareholder to the Company.

                    (f)          Non-Competition.  The Company and Shareholder recognize and acknowledge that the Technology related to the Business has the potential for world wide application and the Company intends to market the Technology related to the Business and associated processing world wide.  Shareholder acknowledges and agrees that (x) through Shareholder’s continuing involvement with the Company, Shareholder will both learn and contribute valuable trade secrets and other proprietary information relating to the Business and the Company, and (y) the Company would be irreparably damaged and lose, in whole or in part, the benefit of Shareholder’s services if Shareholder were to provide services to or otherwise be interested in any person or entity in violation of the restrictions contained in this subsection (f).  Accordingly, Shareholder agrees that Shareholder shall not, directly or indirectly, anywhere in the world:

                                    (i)          engage or participate in, as a consultant, owner, partner, stockholder, officer, director, member, advisor, agent or (without limitation by the specific enumeration of the foregoing) otherwise, or permit Shareholder’s name to be used by or render services of any type for, any Competing Business or any Person developing a Competing Business; provided, however, that (x) nothing in this Agreement shall prevent Shareholder from acquiring or owning, as a passive investment, up to five percent (5%) of the outstanding voting securities of an entity engaged in a Competing Business, which securities are publicly traded in any recognized national securities market;

                                    (ii)         take any action to divert from the Company any opportunity which would be within the scope of the Business; or

                                    (iii)        solicit, attempt to solicit or otherwise induce any Person that is a past, current or potential customer of the Company to (A) cease utilizing or purchasing the products and services of the Company, (B)  reduce the amount of the Company’s products or  services used or purchased by such Person, or (C) utilize or purchase the products or services of a Person other than the Company that engages in the Business.

                    (g)          Nonsolicitation.  Shareholder will not solicit or attempt to solicit for employment any Person while such Person is an employee or officer of the Company or of any affiliate of the Company, and Shareholder will not solicit for employment or employ (other than on behalf of the Company) any such Person within six months after such Person ceases to be an employee or officer of the Company or any affiliate of the Company.

                    (h)          Injunctive Relief.  Shareholder agrees that any violation of subsections (a), (b), (c), (f) or (g) of this Section 4 would be highly injurious to the Company and Seller and would cause irreparable harm to the Company and Seller.  By reason of the foregoing, Shareholder agrees that if Shareholder violates or fails to perform any provision of subsections (a), (b), (c), (f) or (g) of this Section 4, the Company or Seller shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without the requirement of proving actual damages or posting of a bond or other security) in order to enforce, or prevent any continuing violation of, the provisions of such subsections.  Shareholder also acknowledges that the territorial, time and scope limitations set forth in this Section 4 are reasonable and are properly required for the protection of the Company.  However, in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, such limitation shall automatically be deemed to be reduced to such a territory, period or scope as the court shall deem reasonable under the circumstances and shall be enforced as so reduced.

                    (i)          Survival.  The covenants contained in this Section 4 (and, to the extent necessary to give effect to this Section 4, the provisions of Sections 5 through 10) shall survive the termination of this Agreement for a period of three years, whether or not the Company or any successor continues to conduct the Business during that period; provided that all such covenants shall terminate when Buyer has made the full $1,175,000 in Earn-Out Payments (reduced, if applicable, pursuant to Section 2.2 of the Purchase Agreement, plus any interest accrued thereon as provided in the Purchase Agreement).

     5.            Successors and Assigns.  This Agreement shall bind Shareholder and his successors and assigns and shall benefit and be enforceable by Seller and its successors and assigns.

     6.            Severability.  Subject to Section 4(h), whenever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     7.            Complete Agreement.  This Agreement embodies the complete Agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which relate to the subject matter hereof.

     8.            CHOICE OF LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF COLORADO.

     9.            Amendments and Waivers.  This Agreement may be amended only pursuant to a duly authorized written agreement signed by both of the parties hereto.  No waiver of rights hereunder shall be effective unless such waiver is set forth in writing and signed by the party whose rights are being waived.  Without limiting the generality of the foregoing, even though the obligations of Shareholder hereunder are intended to benefit the Company, the Company may not amend this Agreement or waive any right of Seller or obligation of Shareholder hereunder.

     10.          Arbitration.  Except as provided in Section 4(h), any dispute arising under this Agreement shall be submitted to binding arbitration in Denver, Colorado.  The arbitration shall be conducted before the Judicial Arbiter Group.  If the Judicial Arbiter Group is unavailable to conduct the arbitration, then it shall be before the American Arbitration Association or another arbitral body selected by the parties.  Judgment on an award of the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall have the authority to grant equitable relief.  The prevailing party in any arbitration shall be entitled to recover, in addition to any other relief awarded by the arbitrator, its reasonable costs and expenses, including attorneys’ fees, of preparing for and participating in the arbitration.  If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis he or she deems appropriate

                    IN WITNESS WHEREOF, Shareholder has executed this Support Agreement as of the day and year first above written.

/s/ GARY ROBERTS

Gary Roberts

EXHIBIT C

JUNE 30, 2005 BALANCE SHEET AND CUSTOMER ACCOUNTS